EXHIBIT 10.4


                           CONSUMERS WATER COMPANY

                1992 DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                   PLAN B

                          Effective January 1, 1992

      This Deferred Compensation Plan is intended to permit certain members of the Board of Directors of Consumers Water Company to defer the payment of all or a specified portion of the director fees payable to him or her.

                                  ARTICLE I
                                 Definitions

      The following terms, when used herein, shall have the meanings as hereinafter set forth, unless the context indicates otherwise:

      1.01 "Board" shall mean the Board of Directors of Consumers.

      1.02 "Bond Rate" shall mean the "ten year plus high quality corporate bond rate" published from time to time by Merrill Lynch Pierce Fenner & Smith, Inc., plus two percent, or in the event that such rate shall not then be published, a comparable index rate selected by the Committee.

      1.03 "Committee" shall mean the committee appointed in accordance with
Article V.

      1.04 "Consumers" shall mean Consumers Water Company or any organization with or into which it may be merged or consolidated, unless the context requires otherwise.

      1.05 "Deferred Compensation Account" shall have the meaning provided in Article III hereof.

      1.06 "Director" shall mean a member of the Board of Directors of Consumers.

      1.07 "Fees" shall mean the fees payable to a Director for services as a Director, including services as a member of any committee of Directors.

      1.08 "Plan" shall mean this Consumers Water Company 1992 Deferred Compensation Plan for Directors, Plan B, as amended from time to time hereafter.

                                 ARTICLE II
                              Election to Defer

      2.01 Initial Election. A Director may elect, on or before December 31 of any year, to defer payment of all or a specified portion of all Fees payable to him or her for services performed during the following calendar year (less those Fees to be deferred under any other deferred compensation plan for directors of Consumers then in effect). Any person who is appointed by the Board or elected by the shareholders of Consumers to fill a vacancy on the Board and who was not a Director on the preceding December 31, may elect, before his or her term begins, to defer all or a specified part of his or her Fees for the balance of the calendar year following such appointment or election and for succeeding calendar years. Each Director on the date this Plan is adopted may elect, at any time during the ten (10) day period following such date, to defer payment of all or a specified portion of the Fees payable to him or her for services performed after the date of such election, during the calendar year in which the Plan is adopted. An election shall be made by delivering a written election to the Committee on such form as may be approved by it. An election shall remain in effect until modified or terminated as provided in Sections 2.02 and 2.03 of this Plan.

      2.02 Modification of Election. A Director may modify a previous election, on or before December 31 of any year, to increase or decrease the portion of his or her Fees to be deferred during the following calendar year. An election may be modified by written notice delivered to the Committee on such form as may be approved by or acceptable to it.

      2.03 Termination of Election. A Director may terminate an election to defer Fees by written notice delivered to the Committee on such form as may be approved by or acceptable to it. Termination of an election shall be effective as of the end of the calendar year in which such notice is delivered. Fees deferred by such Director prior to the effective date of such termination shall be distributed when and as provided in Article IV.

      2.04 Amounts Transferred. Any balance transferred into the Plan by a participating Director upon the termination of any other deferred compensation plan of Consumers, as and when allowed by Consumers, shall be treated for all purposes as having been deferred hereunder as of the date such balances are credited to a participating Director's Deferred
Compensation Account under the Plan.

                                 ARTICLE III
                        Deferred Compensation Account

      Consumers shall credit such sums as may be deferred by a Director pursuant to Article II hereof to a book account (hereinafter referred to as "Deferred Compensation Account"). Subject to the provisions set forth below in this Article III, at the end of each calendar month any sum carried in each Deferred Compensation Account on the last day of each such calendar month shall be credited with interest calculated at a rate equal to 1/12 of the Bond Rate for the last trading day in such month. In the event that, in any month, a lump sum payment is made, or periodic payments are initiated, or if a Director ceases to be a Director prior to the end of any calendar month, then, in either such event, the number of months for which interest is to be calculated shall be rounded to the nearest whole number of months and interest therefor shall be calculated as provided above.

                                 ARTICLE IV
                        Distribution of Deferred Fees

      4.01 Retirement. If a Director ceases to serve, for any reason other than death, as a Director of Consumers, and has reached age 65, (or is no longer a director on the date when amounts are transferred to his Deferred Compensation Account hereunder)Consumers shall pay to him or her the amount credited to his or her Deferred Compensation Account pursuant to Section 4.03.

      4.02 Request for Accelerated Payout. Upon the request of a Director or of a person who is no longer serving as a Director, the Committee may, in its sole discretion, approve payments of the amount credited to his or her Deferred Compensation Account in installments over a shorter period, or in a single lump sum. A Director receiving payments pursuant to a request under this Section 4.02 will no longer be eligible for deferral of future compensation pursuant to Article II above.

      4.03 Manner of Payment. Payments of the amount credited to a Director's Deferred Compensation Account shall be in equal monthly installments over a period of ten years. In the sole discretion of the Committee, upon the request of a Director, payment of the amount so credited may be in equal monthly installments over a shorter period or in a lump sum. Interest credited in accordance with Article III during the period installments are paid pursuant to this Section 4.03 shall be distributed currently. In the event a Director dies prior to receiving the entire balance credited to his or her Deferred Compensation Account, any remaining balance shall within 90 days following his or her death be paid in a single lump sum payment to his or her beneficiary, or to his estate, as the case may be.

      4.04 Death. If a Director ceases to serve as a Director on account of death, then Consumers shall pay within 90 days of such death the entire amount credited to his or her Deferred Compensation Account, in a single lump sum payment to his or her beneficiary, or to his or her estate, as the case may be.

      4.05 Designation of Beneficiary. Each Director may, from time to time, by completing and signing a form furnished by the Committee, designate any person or persons (who may be designated concurrently, contingently or successively), his or her estate or any trust or trusts created by him or her, to receive amounts which are payable under this Plan to his or her designated beneficiary or beneficiaries. Each beneficiary designation shall revoke all prior designations and will be effective only when filed with the Committee. If a Director fails to designate a beneficiary, or if a beneficiary dies before the date of such Director's death and no contingent beneficiary has been designated, then the amounts which are payable as aforesaid shall be paid to his or her estate.

                                  ARTICLE V
                                  Committee

      5.01 Appointment of Committee. The Board shall appoint a Committee of not less than two (2) Directors (each of whom has not, during, or during the one year prior to, such service on the Committee been granted or awarded equity securities (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or any successor provision) pursuant to any plan of Consumers or any of its affiliates) who shall have authority to control and manage the administration of the Plan. The Committee shall act by a majority of its members and such action shall be taken by a vote at a meeting or in a writing without a meeting.

      5.02 Resignation or Removal. Any member of the Committee may resign at any time by delivering to the Board a written notice of resignation which shall take effect at a date specified therein. Each member shall serve at the pleasure of the Board and may be removed by delivery of written notice of removal which shall take effect at the date specified therein. The Board, as soon as practicable following receipt of a written notice of resignation or delivery of a written notice of removal of any member of the Committee, shall consider the appointment of a successor.

      5.03 Delegation of Ministerial Duties. The Committee may, by a writing, signed by a majority of its members, delegate to any member or members of the Committee or to any employee or employees of Consumers, severally or jointly, the authority to perform any ministerial act in connection with the administration of the Plan.

                                 ARTICLE VI
                                Miscellaneous

      6.01 Unsecured Promise. This Plan shall not be construed to create or require Consumers to create a trust of any kind. The Plan is intended and accepted by each Director as an unfunded plan pursuant to which the rights of the Directors and their beneficiaries shall be no greater than the right of any unsecured general creditor of Consumers.

      6.02 Assignment. The right of any Director or any beneficiary to the payment of amounts deferred pursuant to this Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by Consumers.

      6.03 Amendment and Termination. Consumers reserves the right to amend and terminate this Plan.

      6.04 Governing Law. This Plan shall be governed and construed by the laws of the State of Maine.